Exhibit 99.1

Supernus Wins Appeal on Oxtellar XR® against TWi

Second Appeal Win against Generic Filers

ROCKVILLE, Md., September 6, 2018 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that the U.S. Court of Appeals for the Federal Circuit affirmed the New Jersey District Court’s decision that TWi infringed three Oxtellar XR Orange Book patents (U.S. Patent Nos. 7,722,898; 7,910,131; and 8,821,930) and that all three Oxtellar XR Orange Book patents are valid. This ruling follows a December 12, 2016 appellate decision affirming a decision by the same district court that Actavis also infringed Supernus’ Oxtellar XR patents.

“We are very pleased with the Appeals Court decision which marks the end of any outstanding litigation issues and generic challenges to Oxtellar XR. This decision, following the New Jersey District Court’s decision in 2017, further substantiates Supernus’ strong patents protecting Oxtellar XR,” said Jack A. Khattar, President and CEO of Supernus.

Supernus is focused on building Oxtellar XR into a long term sustainable franchise. We continue to be excited about the future growth of Oxtellar XR including the potential label expansion to include monotherapy treatment of partial seizures of epilepsy and the development program in bipolar disorder.

Oxtellar XR is protected by eight issued patents that expire no earlier than 2027.

About Oxtellar XR

Oxtellar XR is the first approved novel, oral once-daily extended release formulation of oxcarbazepine for the treatment of epilepsy. Oxtellar XR is an antiepileptic drug indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The product is available in 150mg, 300mg, and 600mg extended-release tablets.

For full prescribing and safety information click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com